Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 13, 2015--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the first quarter ended April 4, 2015. Net earnings for the first quarter were $38,231,000 or $0.67 diluted earnings per share on net sales of $406,596,000 as compared to the prior year first quarter net earnings of $33,445,000 or $0.59 diluted earnings per share on net sales of $372,478,000.

2015 First Quarter Financial Highlights

  Net sales increased 9.2% compared to the prior year first quarter. Excluding the impact of acquisitions, sales increased 1.3% during the first quarter of 2014. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars reduced net sales by approximately $12.7 million or 3.4% during the first quarter of 2015.
  Net sales at the company’s Commercial Foodservice Equipment Group increased $28.1 million, or 12.0%, to 262.2 million in the first quarter as compared to $234.1 million the prior year first quarter. During fiscal 2014, the company completed the acquisition of Concordia. During fiscal 2015, the company completed the acquisitions of Desmon, Goldstein Eswood and Marsal. Excluding the impact of these acquisitions, sales increased 7.9% in the first quarter, or by 10.0% on a constant currency basis, adjusting for foreign currency translation impact resulting from exchange rate changes in comparison to the prior year quarter.
  Net sales at the company’s Food Processing Equipment Group decreased by $5.8 million, or 7.7%, to $69.8 million in the first quarter as compared to $75.6 million the prior year first quarter. During fiscal 2014, the company completed the acquisition of Processing Equipment Solutions. Excluding the impact of this acquisition, sales decreased by 13.2% in the first quarter, or 5.0% on a constant currency basis.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $11.8 million, or 18.8%, to $74.6 million in the first quarter as compared to $62.8 million in the prior year first quarter. During fiscal 2014, the company completed the acquisition of U-Line. Excluding the impact of this acquisition, sales decreased by 5.7% in the first quarter, or 4.9% on a constant currency basis.
  Gross profit in the first quarter increased to $157.6 million from $143.0 million, reflecting the impact of higher sales volumes, offset by the impact of foreign exchange rates. The gross margin rate increased to 38.8% from 38.4%. The net increase in gross margin rate reflects the benefit of acquisition integration initiatives with improved margins at the Food Processing Equipment Group and Residential Kitchen Equipment Group, offset in part by the lower margins at recent acquisitions in the Commercial Foodservice Equipment Group.
  Operating income increased 19.1% in the first quarter to $66.6 million from $55.9 million in the prior year quarter. Operating income was reduced by approximately $1.2 million as a result of currency translation during the quarter. Operating income also included $4.6 million of non-recurring charges associated with the closure of facilities and warehouse consolidations at the Residential Kitchen Equipment Group.
  Non-cash expenses included in operating income during the first quarter of 2015 amounted to $13.0 million, including $4.4 million of depreciation, $6.6 million of intangible amortization and $2.0 million of non-cash share based compensation.
  Other expense in the quarter increased to $4.6 million from $0.9 million in the prior year quarter. Other expense in the quarter included $5.0 million of foreign exchange losses resulting from significant exchange rate changes which occurred during the first quarter.
  A tax provision of $20.0 million, at an effective rate of 34.4%, was recorded during the first quarter 2015, as compared to a $17.6 million provision at a 34.5% effective rate in the prior year quarter.
  Earnings per share of $0.67 included the impact of foreign exchange rate losses and restructuring expenses, which collectively reduced earnings per share by $0.13 per share. Excluding the impact of these items, earnings per share increased by 35.6%, to $0.80 per share.
  Total debt at the end of the first quarter amounted to $639.0 million as compared to $598.2 million at the end of the fiscal 2014. The net increase in debt includes acquisition related financing related to Desmon, Goldstein Eswood and Marsal acquired during the first quarter.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “In the first quarter at our Commercial Foodservice Equipment Group, we continued to see strong growth with our chain restaurant customers adopting our new and innovative technologies as they seek to improve the efficiency of their restaurant operations. We are excited about our recent acquisitions including Concordia, Desmon, Goldstein Eswood and Marsal, and anticipate strong growth opportunities for these newly added businesses as we integrate these operations and leverage our global sales infrastructure to promote these products to our existing customers.”

Mr. Bassoul continued, “At our Food Processing Equipment Group, lower reported sales reflected the impact of foreign exchange translation, which accounted for an 8.2% reduction in sales for this segment. Approximately half the revenues of this business are in international markets, and as a result, this business segment has seen the greatest effect of the large changes in foreign exchange rates. Excluding the impact of currency and the recent acquisition, sales were 5.0% lower reflecting the impact of order timing. Despite the first quarter sales reduction, we continue to see a strong pipeline of project opportunities and have realized a double digit increase in order rates over last year, which should favorably impact the second half. We also continued to realize profit margin improvement at this segment with EBITDA margins of approximately 23.0% in the quarter”

Mr. Bassoul added, “At our Residential Kitchen Equipment Group, lower sales reflect the anticipated impact of reduced sales of non-core products that were discontinued in connection with the Viking distributor acquisitions and production delays related to the introduction of the new line of Viking refrigeration. The new lineup of Viking refrigeration is anticipated to be in full production by the end of the second quarter. We remain excited about the new product introductions and continue to make our investments in marketing and product displays at showrooms of our dealer partners as we introduce these products to the market.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on May 14, 2015 and can be accessed by dialing (888) 391-6937 and providing conference code 46019511# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 46019511#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, FriFri®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Viking®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Process Equipment Solutions®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Brigade®, Jade®, Turbochef®, U-Line® and Viking®.

The Middleby Corporation was named one of Fortune Magazine’s Fastest Growing Companies in October 2014. For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2015	1st Qtr, 2014
Net sales	$406,596	$372,478
Cost of sales	249,034	229,502

Gross profit	157,562	142,976

Selling & distribution expenses	47,109	46,970
General & administrative expenses	43,873	40,073

Income from operations	66,580	55,933

Interest expense and deferred
financing amortization, net	3,749	3,987
Other expense, net	4,561	865

Earnings before income taxes	58,270	51,081

Provision for income taxes	20,039	17,636

Net earnings	$38,231	$33,445

Net earnings per share:

Basic	$0.67	$0.59

Diluted	$0.67	$0.59
Weighted average number shares:

Basic	56,917	56,457

Diluted	56,918	56,459

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Apr 4, 2015	Jan 3, 2015
ASSETS

Cash and cash equivalents	$54,259	$43,945
Accounts receivable, net	239,342	229,875
Inventories, net	276,383	255,776
Prepaid expenses and other	30,286	27,980
Prepaid taxes	10,023	5,538
Current deferred tax assets	51,697	51,017
Total current assets	661,990	614,131

Property, plant and equipment, net	142,080	129,697
Goodwill	819,274	808,491
Other intangibles, net	494,379	492,031
Long-term deferred tax assets	3,711	2,925
Other assets	21,402	18,856

Total assets	$2,142,836	$2,066,131

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$8,926	$9,402
Accounts payable	111,424	98,327
Accrued expenses	213,387	220,585
Total current liabilities	333,737	328,314

Long-term debt	630,108	588,765
Long-term deferred tax liability	92,241	88,800
Other non-current liabilities	58,313	53,492

Stockholders’ equity	1,028,437	1,006,760

Total liabilities and stockholders’ equity	$2,142,836	$2,066,131

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744